UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2015
Date of Report

ISMO Tech Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-193328	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Sanders Ortoli Vaughn-Flam Rosenstadt LLP	10022
(Address of principal executive offices)	(Zip Code)

(212) 588-0022
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

Our board of directors has approved a change in our name from “ISMO Tech Solutions, Inc.” to “Q BioMed Inc.” We intend to file a certificate of amendment to our articles of incorporation to effect this name change by mid-July.  Although we were founded with the intent of establishing a base of operation in the Information Technology sector and providing IT hardware, software and support solutions to businesses and households, we never began operations in this area.  We now intend to establish a base of operations in the biomedical industry.  We believe that the name change better reflects our proposed new business direction.

We believe that the best way to enter this new business will be through a merger with, or acquisition of, a business already operating in this industry.  We have identified several biomedical assets and target companies but do not yet have an agreement or arrangement to enter into any such merger or acquisition.  We believe that we will be a stronger merger/acquisition candidate by increasing our outstanding stock through a stock dividend.  To that end, our board of directors has approved a stock dividend whereby for every one share of common stock outstanding, our shareholders will receive an additional 1.5 shares of common stock.  Any fractional shares that would exist as a result of this stock dividend will be rounded up to the nearest whole share.  We intend to enact this stock dividend by mid-July.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISMO Tech Solutions, Inc.
Date: June 26, 2015	By: /s/ Denis Corin Name: Denis Corin Title: President